                                                                    EXHIBIT 10.8



   $9,000,000 AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF MARCH 5, 1999
         BETWEEN DATASOUTH COMPUTER CORPORATION AND WACHOVIA BANK, N.A.

                                  $9,000,000.00

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                   DATED AS OF

                                  MARCH 5, 1999

                                     BETWEEN

                         DATASOUTH COMPUTER CORPORATION

                                       AND

                               WACHOVIA BANK, N.A.

                                TABLE OF CONTENTS


                          [Not a part of the Agreement]


ARTICLE I.    DEFINITIONS.........................................................................................1
         SECTION 1.01.  Definitions...............................................................................1
         SECTION 1.02.  Accounting Terms and Determinations......................................................13
         SECTION 1.03.  References...............................................................................13

ARTICLE II.   THE CREDITS........................................................................................13
         SECTION 2.01.  Commitment to Lend.......................................................................13
         SECTION 2.02   Method of Borrowing......................................................................14
         SECTION 2.03.  Letters of Credit........................................................................15
         SECTION 2.04   Notes....................................................................................17
         SECTION 2.05.  Maturity of Advances.....................................................................18
         SECTION 2.06.  Interest Rates...........................................................................18
         SECTION 2.07.  Commitment Fee...........................................................................20
         SECTION 2.08.  Optional Termination or Reduction of Facility B Commitment...............................20
         SECTION 2.09.  Mandatory Reduction and Termination of Commitments.......................................20
         SECTION 2.10.  Optional Prepayments.....................................................................20
         SECTION 2.11.  Mandatory Prepayments....................................................................21
         SECTION 2.12.  General Provisions Concerning Payments...................................................21
         SECTION 2.13.  Computation of Interest and Fees.........................................................21

ARTICLE III.  CHANGE IN CIRCUMSTANCES; COMPENSATION..............................................................21
         SECTION 3.01.  Basis for Determining Interest Rate Inadequate or Unfair.................................21
         SECTION 3.02.  Illegality...............................................................................22
         SECTION 3.03.  Increased Cost and Reduced Return........................................................22
         SECTION 3.04.  Base Rate Loans Substituted for Affected Euro-Dollar Loans...............................23
         SECTION 3.05.  Compensation.............................................................................24

ARTICLE IV.   CONDITIONS TO BORROWINGS...........................................................................24
         SECTION 4.01.  Conditions to First Borrowing............................................................24
         SECTION 4.02.  Conditions to All Borrowings.............................................................25

ARTICLE V.    REPRESENTATIONS AND WARRANTIES.....................................................................26
         SECTION 5.01.  Corporate Existence and Power............................................................26
         SECTION 5.02.  Corporate and Governmental Authorization; Contravention..................................26
         SECTION 5.03.  Binding Effect...........................................................................26
         SECTION 5.04.  Financial Information....................................................................27
         SECTION 5.05.  Litigation...............................................................................27
         SECTION 5.06.  Compliance with ERISA....................................................................27
         SECTION 5.07.  Taxes....................................................................................27
         SECTION 5.08.  Subsidiaries.............................................................................27
         SECTION 5.09.  Not an Investment Company................................................................28

         SECTION 5.10.  Ownership of Property; Liens.............................................................28
         SECTION 5.11.  No Default...............................................................................28
         SECTION 5.12.  Full Disclosure..........................................................................28
         SECTION 5.13.  Environmental Matters....................................................................28
         SECTION 5.14.  Compliance with Laws.....................................................................29

ARTICLE VI.   COVENANTS..........................................................................................29
         SECTION 6.01.  Information..............................................................................29
         SECTION 6.02.  Inspection of Property, Books and Records................................................31
         SECTION 6.03.  Ratio of Consolidated Funded Debt to EBITDA..............................................31
         SECTION 6.04.  Minimum Stockholders' Equity.............................................................31
         SECTION 6.05.  Fixed Charges Coverage...................................................................31
         SECTION 6.06.  Investments..............................................................................32
         SECTION 6.07.  Negative Pledge..........................................................................32
         SECTION 6.08.  Maintenance of Existence.................................................................32
         SECTION 6.09.  Dissolution..............................................................................32
         SECTION 6.10.  Consolidations, Mergers and Sales of Assets..............................................32
         SECTION 6.11.  Use of Proceeds..........................................................................33
         SECTION 6.12.  Compliance with Laws; Payment of Taxes...................................................33
         SECTION 6.13.  Insurance................................................................................33
         SECTION 6.14.  Change in Fiscal Year....................................................................33
         SECTION 6.15.  Maintenance of Property..................................................................33
         SECTION 6.16.  Environmental Notices....................................................................33
         SECTION 6.17.  Environmental Matters....................................................................33
         SECTION 6.18.  Environmental Release....................................................................34
         SECTION 6.19.  Debt.....................................................................................34
         SECTION 6.20.  Collateral Maintenance...................................................................34
         SECTION 6.21   Interest Rate Protection.................................................................34
         SECTION 6.22   Interest Coverage........................................................................34

ARTICLE VII.  DEFAULTS...........................................................................................35
         SECTION 7.01.  Events of Default........................................................................35
         SECTION 7.02.  Remedies on Default......................................................................37
         SECTION 7.03.  Security.................................................................................37

ARTICLE VIII. MISCELLANEOUS......................................................................................38
         SECTION 8.01.  Notices..................................................................................38
         SECTION 8.02.  No Waivers...............................................................................38
         SECTION 8.03.  Expenses; Documentary Taxes..............................................................38
         SECTION 8.04.  Amendments and Waivers...................................................................39
         SECTION 8.05.  Successors and Assigns...................................................................39
         SECTION 8.06.  Confidentiality..........................................................................40
         SECTION 8.07.  Interest Limitation......................................................................41
         SECTION 8.08.  Governing Law............................................................................41
         SECTION 8.09.  Counterparts.............................................................................41
         SECTION 8.10.  Consent to Jurisdiction..................................................................41
         SECTION 8.11.  Severability.............................................................................41
         SECTION 8.12.  Captions.................................................................................42

EXHIBIT A         Form of Facility A Note
EXHIBIT B         Form of Facility B Note
EXHIBIT C         Form of Assignment and Acceptance
EXHIBIT D         Form of Opinion of Counsel

                      AMENDED AND RESTATED CREDIT AGREEMENT


                  THIS AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 5th day of March, 1999, by and between DATASOUTH COMPUTER CORPORATION, a Delaware corporation (together with its successors, the "Borrower"), and WACHOVIA BANK, N.A., a national banking association (together with endorsees, successors and assigns, the "Bank").

                                   BACKGROUND


                  The Borrower and the Bank entered into an Amended and Restated Credit Agreement dated as of February 20, 1998 (the "1998 Credit Agreement") pursuant to which the Bank agreed to provide to the Borrower revolving loans of up to $5,000,000.00 from time to time outstanding and a term loan in the principal amount of $5,000,000.00, all as therein provided. The Borrower and the Bank desire to amend and restate the 1998 Credit Agreement in order, among other things, to rearrange the existing revolving loan facility and to rearrange and decrease the existing term loan to the principal amount of $4,000,000.00, subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

                  SECTION I.1. Definitions. The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein (terms defined in the singular to have the same meanings when used in the plural and vice versa):

                  "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                  "Advance" means any advance by the Bank under the Commitments.

                  "Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Amended and Restated Credit Agreement, together with all amendments and supplements hereto.

                  "Applicable Margin" means (x) for any Base Rate Loan, for any day a number equal to one-fourth of one percent (0.25%), and (y) for any Euro-Dollar Loan, the applicable percentage determined in accordance with
Section 2.06(c).

                  "Assignee" has the meaning set forth in Section 8.05(c).

                  "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 8.05(c) in the form attached hereto as Exhibit C.

                  "Authority" has the meaning set forth in Section 3.02.

                  "Bank Guarantee" means a Guarantee for Payment of Sums Due to the Commissioners of H.M. Customs and Excise, or similar agreement in form and substance satisfactory to the Bank.

                  "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and
(ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and/or the Federal Funds Rate shall be effective on the date of each such change.

                  "Base Rate Loan" means an Advance made or to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing or Article III.

                  "Borrowing" shall mean a borrowing under either of the Commitments consisting of an Advance by the Bank. A Borrowing is a "Euro-Dollar Borrowing" if the Advance is made as a Euro-Dollar Loan and a "Base Rate Borrowing" if the Advance is made as a Base Rate Loan.

                  "Bull Run" means Bull Run Corporation, a Georgia corporation of which the Borrower is a Wholly Owned Subsidiary.

                  "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary of the Borrower (to the extent issued to a Person other than the Borrower), whether common or preferred.

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act.

                  "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

                  "Change of Law" shall have the meaning set forth in Section 3.02.

                  "Closing Date" means March 5, 1999.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

                  "Commitments" means, collectively, the Facility A Commitment and the Facility B Commitment.

                  "Commitment Fee Payment Date" means the first day of each June, September, December and March, commencing June 1, 1999; provided that if any such day is not a Domestic Business Day, the Commitment Fee Payment Date shall be on the next succeeding Domestic Business Day.

                  "Commitment Fee Rate" means one half of one-percent (0.500%) per annum.

                  "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

                  "Consolidated Fixed Charges" for any period means the sum (without duplication) of Consolidated Interest Expense for such period, plus scheduled principal payments on Consolidated Debt for such period, excluding, however, the $1,000,000.00 principal payment required on Facility B on the Facility B Commitment Reduction Date.

                  "Consolidated Funded Debt" means Funded Debt of the Borrower and its Consolidated Subsidiaries in accordance with GAAP applied on a consistent basis.

                  "Consolidated Interest Expense" for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period; provided, however, that Consolidated Interested Expense shall not include any interest or similar expenses relating to any lease transaction in which the Borrower or any of its Consolidated Subsidiaries is a party.

                  "Consolidated Operating Profits" means, for any period, the Operating Profits of the Borrower and its Consolidated Subsidiaries.

                  "Consolidated Subsidiary" means as to Bull Run or the Borrower, as the context hereof may require, at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of Bull Run or the Borrower, as applicable, in its consolidated financial statements as of such date.

                  "Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

                  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

                  "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a standby letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others

Guaranteed by such Person; provided, however, that the amount of such Debt shall, in the case of clause (viii), be deemed to be the lesser of the fair market value of such asset or the amount of the Debt so secured, and provided further that for purposes of any calculation of the Debt of the Borrower and its Consolidated Subsidiaries, Debt of Bull Run shall be excluded for purposes of clauses (viii) and (ix) of this definition.

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Depreciation" means for any Person for any period the sum of all depreciation expenses of such Person for such period, as determined in accordance with GAAP.

                  "Dollars" or "$" means dollars in lawful currency of the United States of America.

                  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized by law to close.

                  "EBITDA" means, without duplication, for any fiscal period, as applied to the Borrower and its Consolidated Subsidiaries, the sum of the amounts for such fiscal period of: (i) Net Income (Loss), (ii) Depreciation,
(iii) amortization expense and non cash charges, less any non cash gains, (iv) all interest expense determined in accordance with GAAP during such period on Debt, (v) all taxes paid, accrued or deferred, during such period, all as determined and computed in accordance with GAAP, and (vi) the Borrower's pretax gain (or loss) attributable to shares of common stock of Gray Communications Systems, Inc.

                  "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

                  "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower required by any Environmental Requirement.

                  "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

                  "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

                  "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

                  "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

                  "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

                  "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary of the Borrower or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, including any rules or regulations promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                  "Euro-Dollar Loan" means an Advance made or to be made (pursuant to the applicable Notice of Borrowing) as a Euro-Dollar Loan.

                  "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                  "Event of Default" shall have the meaning assigned to such term in Section 7.01.

                  "Existing Letters of Credit" means collectively, (i) the Guarantee for Payment of Sums Due to the Commissioners of H.M. Customs and Excise dated December 14, 1998, executed by Wachovia Bank, N.A., London Branch for the account of the Borrower, as applicant, under which Wachovia Bank, N.A., London Branch guaranteed payment of certain duties, taxes, levies, charges, amounts and deposits in respect of the same, with liability limited to 60,000 pounds sterling; (ii) Documentary Letter of Credit number 968-107242 dated December 17, 1998, in the original face amount of 4,500,000 Japanese yen, issued for the benefit of OKI Electric Industry Co. Ltd., having an expiration date of August 27, 1999; (iii) Documentary Letter of Credit number 968-106365 dated November 4, 1998, in the original face amount of 2,253,000 Japanese yen issued for the benefit of OKI Customer Adtech Co., Ltd. (OCA), having an expiration date of July 16, 1999; and (iv) Documentary Letter of Credit number 968-107241 dated December 17, 1998, in the original face amount of 2,080,000 Japanese yen issued for the benefit of OKI Electric Industry Co. Ltd., having an expiration date of August 5, 1999.

                  "Facility A Commitment" shall have the meaning assigned to it in Section 2.01(a).

                  "Facility A Commitment Reduction Date" shall mean the last day of each March, June, September and December commencing March 31, 1999 and continuing through the Facility A Maturity Date; provided that if any such day is not a Domestic Business Day, the Facility A Commitment Reduction Date shall be on the next succeeding Domestic Business Day.

                  "Facility A Maturity Date" shall mean September 5, 2000.

                  "Facility A Note" shall mean a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A hereto, evidencing the maximum principal indebtedness of the Borrower to the Bank under the Facility A Commitment, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

                  "Facility B Commitment" shall have the meaning assigned to it in Section 2.01(b).

                  "Facility B Commitment Reduction Date" shall mean June 30, 1999, provided that if such day is not a Domestic Business Day, the Facility B Commitment Reduction Date shall be the next succeeding Domestic Business Day.

                  "Facility B Note" shall mean a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit B hereto, evidencing the maximum principal indebtedness of the Borrower to the Bank under the Facility B Commitment, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

                  "Facility B Termination Date" shall mean September 5, 2000.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions.

                  "Fiscal Quarter" means any fiscal quarter of the Borrower.

                  "Fiscal Year" means any fiscal year of the Borrower.

                  "Fixed Charges Coverage Ratio" has the meaning set forth in
Section 6.05(b).

                  "Funded Debt" means as of the end of each Fiscal Quarter, without duplication, the sum of Long-Term Debt (excluding for purposes of this definition of Funded Debt any indebtedness of Bull Run Corporation) plus the principal portion of all obligations of the Borrower and its Consolidated Subsidiaries under capital leases plus current maturities of Long-Term Debt and notes payable of the Borrower and its Consolidated Subsidiaries.

                  "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, or in any applicable state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

                  "Income Available for Fixed Charges" for any period means EBITDA as determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP and less the aggregate amount of capital expenditures for the Borrower and its Consolidated Subsidiaries for such period in accordance with GAAP.

                  "Interest Coverage Ratio" has the meaning set forth in
Section 6.22(b).

                  "Interest Period" means: with respect to each Euro-Dollar Borrowing under the Facility A Commitment, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the third calendar month thereafter, and with respect to Euro-Dollar Borrowings under the Facility B Commitment, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

                  (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) or (d) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month;

                  (c) any Interest Period which begins before the Facility B Termination Date and would otherwise end after the Facility B Termination Date shall end on the Facility B Termination Date; and

                  (d) any Interest Period which begins before the Facility A Maturity Date and would otherwise end after the Facility A Maturity Date shall end on the Facility A Maturity Date.

                  "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

                  "Lending Office" means the Bank's office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as the Bank may hereafter designate as its Lending Office by notice to the Borrower.

                  "Letter of Credit" means collectively, the Existing Letters of Credit and any irrevocable stand-by letter of credit or irrevocable sight documentary letter of credit or Bank Guarantee (and all amendments thereto) issued by the Bank, or in the case of Bank Guarantees, issued by the Bank or an affiliate of the Bank, for the account of the Borrower, in each case as issued pursuant to Section 2.03.

                  "Letter of Credit Availability Period" means the period from and including the Closing Date to but excluding the Facility B Termination Date.

                  "Letter of Credit Commitment" has the meaning set forth in
Section 2.03(a).

                  "Letter of Credit Exposure" means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of all Letter of Credit disbursements not yet reimbursed by the Borrower as provided in Section 2.03.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary of the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  "Loan Access Agreement" means the Financial Management Account Investment/Commercial Loan Access Agreement dated March 5, 1999 between the Borrower and the Bank, together with all amendments and supplements thereto.

                  "Loan Documents" means this Agreement, the Notes, the Security Agreement, the Pledge Agreement and any other document evidencing or securing the Advances.

                  "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page "3750" of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits), determined as of 1:00 p.m. (Charlotte, North Carolina time), 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

                  "Long-Term Debt" means at any date any Consolidated Debt which matures (or the maturity of which may at the option of the Borrower or any Consolidated Subsidiary be extended such that it matures) more than one year after such date, excluding any Consolidated Debt which is subordinated to Debt outstanding under this Agreement.

                  "Margin Stock" means "margin stock" as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                  "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) or ERISA.

                  "Net Income (Loss)" means, as applied to any Person for any period, net income or loss of such Person as determined in accordance with GAAP.

                  "Notes" means collectively the Facility A Note and the Facility B Note.

                  "Notice of Borrowing" shall have the meaning assigned to it in Section 2.02.

                  "Obligations" means all indebtedness, obligations and liabilities to the Bank existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Borrower under this Agreement or any other Loan Document.

                  "Operating Profits" means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

                  "Participant" has the meaning set forth in Section 8.05(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Encumbrances" means:

                  (a)      Liens existing on the date of this Agreement;

                  (b) any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary of the Borrower and not created in contemplation of such event;

                  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                  (d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Consolidated Subsidiary of the Borrower and not created in contemplation of such event;

                  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary of the Borrower and not created in contemplation of such acquisition;

                  (f) Liens securing Debt owing by any Subsidiary of the Borrower to the Borrower;

                  (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                  (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                  (i)      any Lien on Margin Stock; and

                  (j)      Liens in favor of the Bank.

                  "Person" means any individual, joint venture, corporation, company, voluntary association, partnership, trust, joint stock company, limited liability company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity or organization.

                  "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                  "Pledge Agreement" means the Pledge Agreement of even date herewith executed by the Borrower for the benefit of the Bank, together with all amendments and supplements thereto, covering certain capital stock of Gray Communications Systems, Inc.

                  "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate. A change in the Prime Rate shall be effective on the date of such change.

                  "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary of the Borrower, wherever located.

                  "Rate Determination Date" has the meaning given such term in
Section 2.06(c).

                  "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Facility A Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

                  "Reportable Event" has the meaning given such term in Section 4043(b) of Title V of ERISA.

                  "Reported Net Income" means, for any period, the Net Income
(Loss) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

                  "Security Agreement" means the General Security Agreement of even date herewith executed by the Borrower for the benefit of the Bank, together with all amendments and supplements thereto.

                  "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders' Equity would generally include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) receivables due from an employee stock ownership plan, (C) employee stock ownership plan debt guarantees, and (D) translation adjustments for foreign currency transactions.

                  "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise indicated, all references herein to Subsidiaries refer to Subsidiaries of Bull Run or the Borrower as the context may require.

                  "Third Parties" means all lessees, sublessees, licenses and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

                  "Transferee" has the meaning set forth in Section 8.05(d).

                  "Unused Commitment" means at any date an amount equal to the Facility B Commitment less the sum of (a) the aggregate outstanding principal amount of the Advances made pursuant to the Facility B Commitment, plus (b) the Letter of Credit Exposure.

                  "Wachovia" means Wachovia Bank, N.A., a national banking association, together with its successors.

                  "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by Bull Run or the Borrower, as the context of this Agreement may require.

                  SECTION I.2. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by Bull Run's independent public accountants) with the most recent audited consolidating and consolidated financial statements of Bull Run and its Consolidated Subsidiaries delivered to the Bank.

                  SECTION I.3. References. Except as otherwise expressly provided in this Agreement: the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedule hereto which is a part hereof, and not to any particular Section, Article, paragraph or other subdivision; the singular includes the plural and the plural includes the singular; "or" is not exclusive; the words "include," "includes" and "including" are not limiting; a reference to any agreement or other contract includes past and future permitted supplements, amendments, modifications and restatements thereto or thereof; a reference to an Article, Section, paragraph or other subdivision is a reference to an Article, Section, paragraph or other subdivision of this Agreement; a reference to any law includes any amendment or modification to such law and any rules and regulations promulgated thereunder; a reference to a Person includes its permitted successors and assigns; any right may be exercised at any time and from time to time; and, except as otherwise expressly provided therein, all obligations under any agreement or other contract are continuing obligations throughout the term of such agreement or contract.

                            ARTICLE II. THE CREDITS

                  SECTION II.1.  Commitment to Lend.

                  (a) The Bank agrees, in addition to the funds to be advanced under subsection (b) below and on the terms and conditions set forth herein, to make Advances to the Borrower on the Closing Date in an aggregate principal amount equal to $4,000,000.00 (as such figure may be reduced from time to time as provided in this Agreement, the "Facility A Commitment"). Funds advanced under the Facility A Commitment may not be reborrowed. The Bank shall have no obligation to advance funds in excess of the amount of the Facility A Commitment under this Section 2.01(a).

                  (b) The Bank agrees, in addition to the funds to be advanced under subsection (a) above and on the terms and conditions set forth herein, to make Advances to the Borrower from time to time before the Facility B Termination Date; provided that, immediately after each such Advance is made, the aggregate principal amount of outstanding Advances (exclusive of all Advances made in respect of the Facility A Commitment) plus the Letter of Credit Exposure shall not exceed $5,000,000.00 (as such figure may be reduced from time to time as provided in this Agreement, the "Facility B Commitment"). Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Advances and reborrow under this Section at any time before the Facility B Termination Date. The Bank shall have no obligation to advance funds in excess of the amount of the Facility B Commitment.

                  (c) Each Euro-Dollar Borrowing under this Section shall be in an aggregate principal amount of $100,000.00 or any larger multiple of $50,000.00.

                  SECTION II.2 Method of Borrowing. (a) The Borrower shall give the Bank notice (a "Notice of Borrowing") at least three Euro-Dollar Business Days before each Euro-Dollar Borrowing and at least one Domestic Business Day before each Base Rate Borrowing, specifying:

                  (i) the date of such Borrowing, which shall be a Euro-Dollar Business Day for Euro-Dollar Borrowings or a Domestic Business Day for Base Rate Borrowings,

                  (ii)     the aggregate amount of such Borrowing, and

                  (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, for Euro-Dollar Borrowings;

                  (b) A Notice of Borrowing, once given, shall be irrevocable. The Bank shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer of the Borrower and any Advances made by the Bank based on such telephonic notice shall, when credited by the Bank to the regular deposit account maintained by the Borrower with the Bank, be an Advance for all purposes hereunder. Not later than 2:00 p.m., Charlotte, North Carolina time, on the date specified for the Borrowing in the Notice of Borrowing, the Bank shall credit, in immediately available funds, the amount of such Borrowing to the regular deposit account maintained by the Borrower with the Bank.

                  (c)      Notwithstanding the foregoing provisions of this
Section 2.02, all Advances under the Facility B Commitment shall be funded by the Bank in accordance with the Loan Access Agreement.

                  (d) If the Bank makes a new Advance hereunder on a day on which the Borrower is to repay all or any part of an outstanding Advance, the Bank shall apply the proceeds of its new Advance to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to the Borrower as provided in subsection (b) or (c) of this Section, or remitted by the Borrower to the Bank as provided in Section 2.12, as the case may be.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

                  (f) If the Borrower is otherwise entitled under this Agreement to repay any Advance maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Advance using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Advance matures in an amount equal to the principal amount of the Advance so maturing, and the Advance comprising such new Borrowing shall be a Base Rate Loan.

                  SECTION II.3. Letters of Credit. (a) The Borrower may request the issuance of Letters of Credit, in form and substance reasonably acceptable to Wachovia, for the account of the Borrower, at any time and from time to time during the Letter of Credit Availability Period; provided that any Letter of Credit shall be issued only if, and each request by the Borrower for the issuance of any Letter of Credit shall be deemed a representation and warranty of the Borrower that, immediately following the issuance of such Letter of Credit, (i) the Letter of Credit Exposure shall not exceed $1,000,000.00 (the "Letter of Credit Commitment") and (ii) the sum of the Letter of Credit Exposure and the aggregate principal amount of outstanding Facility B Loans shall not exceed the Facility B Commitment at the time.

                  (b) Each Letter of Credit shall expire at 5:00 p.m., Charlotte, North Carolina time, on the last day of the Letter of Credit Availability Period, unless such Letter of Credit expires by its terms (or is required by Section 2.03(c) to expire) on an earlier date.

                  (c) Each issuance of any Letter of Credit shall be made on at least two Business Days' prior irrevocable written or telecopy notice (such notice to be delivered by 10:00 a.m., Charlotte, North Carolina time) from the Borrower (or such shorter notice as shall be acceptable to Wachovia) to Wachovia, specifying whether such Letter of Credit is to be a standby letter of credit, a documentary letter of credit or a Bank Guarantee, the date of issuance, the date on which such Letter of Credit is to expire (which shall not be later than the earlier of the last day of the Letter of Credit Availability Period or, in the case of documentary letters of credit, 180 days after the date of issuance), the amount of such Letter of Credit, the name and address of the beneficiary of such Letter of Credit, and such other information as may be necessary or desirable to complete such Letter of Credit. Each Letter of Credit issued hereunder will be subject to the Uniform Customs and Practices for Documentary Credits, as in effect from time to time.

                  (d) The Borrower shall pay to Wachovia on the date of each issuance of a Letter of Credit, Wachovia's usual and customary issuance fee then in effect for each Letter of Credit issued on such day. In addition, the Borrower shall pay to Wachovia from time to time in connection with each Letter of Credit issued hereunder the usual and customary fees charged by Wachovia and as in effect from time to time for document examination services, courier services, amendment fees and other customary fees and charges imposed by Wachovia for letter of credit services. The Borrower shall also pay to the Bank on the last day of each March, June, September and December in each year and on the Facility B Termination Date a fee on the average daily aggregate amount available to be drawn under all standby letters of credit during the preceding quarter (or shorter period commencing with the Closing Date or ending on the Facility B Termination Date) at a rate per annum equal to the Applicable Margin for Euro-Dollar Loans from time to time in effect during such period pursuant to Section 2.06, which fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall accrue from the Closing Date to but excluding the last day of the Letter of Credit Availability Period.

                  (e) The Borrower hereby agrees to reimburse Wachovia for any payment or disbursement made by Wachovia under any Letter of Credit, by making payment in immediately available funds to Wachovia within one Business Day after receipt of notice of such payment or disbursement, in an amount equal to the amount of such payment or disbursement, plus interest on the amount so paid or disbursed by Wachovia, to the extent not reimbursed prior to 3:00 p.m. (Charlotte, North Carolina time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date Wachovia is reimbursed by the Borrower therefor, at a rate per annum equal to the rate applicable to Base Rate Loans during such period pursuant to Section
2.06. Wachovia shall give the Borrower prompt notice of each drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder.

                  (f) The Borrower's obligations to reimburse Letter of Credit disbursements as provided in Section 2.03(e) shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, including the following:

                  (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

                  (ii) The existence of any claim, setoff, defense or other right which the Borrower, any Subsidiary or any other person may at any time have against the beneficiary under any Letter of Credit, Wachovia or any other person in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                  (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or failing to comply with the Uniform Customs and Practices for Documentary Credits, as in effect from time to time, or any statement therein being untrue or inaccurate in any respect; provided that any payment under a Letter of Credit by Wachovia was not wrongfully made as a result of the gross negligence or willful misconduct of Wachovia;

                  (iv) payment by Wachovia under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; provided that such payment was not wrongfully made as a result of the gross negligence or willful misconduct of Wachovia;

                  (v) any amendment, waiver or consent in respect of this Agreement or any other Loan Document; and

                  (vi) any other act or omission or delay of any kind or any other circumstance or event whatsoever, whether or nor similar to any of the foregoing and whether or not foreseeable, that might, but for the provisions of this Section 2.03(f), constitute a legal or equitable discharge of the Borrower's obligations hereunder; provided that any payment under a Letter of Credit by Wachovia was not wrongfully made as a result of the gross negligence or willful misconduct of Wachovia.

                  (g) It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from Wachovia's gross negligence or willful misconduct, (i) Wachovia's acceptance of documents that are in strict compliance with the terms of the applicable Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and (ii) Wachovia's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document is in strict compliance with the terms of the applicable Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever shall, in each case, be deemed not to constitute willful misconduct or gross negligence of Wachovia. It is further understood and agreed that, notwithstanding the proviso to clause (iv) of Section 2.03(f), the Borrower's obligation hereunder to reimburse Letter of Credit disbursements will not be excused by the gross negligence or willful misconduct of Wachovia to the extent that such Letter of Credit disbursement actually discharged a liability of, or otherwise benefitted, or was recovered by, the Borrower; provided that the foregoing shall not be construed to excuse Wachovia from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by Wachovia's gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

                  (h) Wachovia shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Wachovia shall as promptly as possible give telephonic notification, confirmed by telex or telecopy, to the Borrower of such demand for payment and whether Wachovia has made or will make a Letter of Credit disbursement thereunder; provided that the failure to give such notice shall not relieve the Borrower of its obligation to reimburse any such Letter of Credit disbursement in accordance with this Section 2.03.

                  (i) For purposes of calculating the Letter of Credit Exposure, all Letters of Credit issued in a foreign currency shall be counted in U.S. Dollars at current exchange rates from time to time in effect. If the aggregate Letter of Credit Exposure and the outstanding Facility B Loans ever exceed the Facility B Commitment as in effect from time to time, the Borrower shall immediately prepay a portion of the Facility B Loans then outstanding sufficient to reduce the aggregate Letter of Credit Exposure plus the outstanding Facility B Loans to an amount less than or equal to the Facility B Commitment then in effect.

                  SECTION II.4 Notes. The Advances under the Facility A Commitment shall be evidenced by the Facility A Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Facility A Commitment. The Advances under the Facility B Commitment shall be evidenced by the Facility B Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Facility B Commitment. The Bank shall record, and prior to any transfer of either Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether such Advance is a Base Rate Loan or a Euro-Dollar Loan, and such recordations and endorsements shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on the Notes; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Notes and to attach to and make a part of either Note a continuation of any such schedule as and when required.

                  SECTION II.5. Maturity of Advances. Each Advance included in any Euro-Dollar Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Euro-Dollar Borrowing. Each Advance included in any Base Rate Borrowing shall finally mature on the Facility A Maturity Date or the Facility B Termination Date, as applicable, and the principal amount thereof shall be due and payable from time to time as herein provided or as provided in the Loan Access Agreement, if applicable to such Advance.

                  SECTION II.6. Interest Rates. (a) Each Advance made as a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest on Advances under the Facility B Commitment shall be payable as provided in the Loan Access Agreement, or if the Loan Access Agreement shall have terminated as provided therein, monthly on the first Domestic Business Day of each month. Such interest on Advances under the Facility A Commitment shall be payable monthly on the first Domestic Business Day of each month. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Advance so made as a Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to such Advance, so made as a Base Rate Loan, for such day.

                  (b) Each Advance made as a Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Advance made as a Euro-Dollar Loan shall, as a result of clauses (1)(c) or 1(d) of the definition of Interest Period, have an Interest Period of less than one month, such Advance so made as a Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Advances made as Base Rate Loans during such period. Such interest on Advances under the Facility B Commitment shall be payable as provided in the Loan Access Agreement, or if the Loan Access Agreement shall have terminated as therein provided, for each Interest Period on the last day thereof and if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Such interest on Advances under the Facility A Commitment shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (x) the sum of the Applicable Margin plus the Adjusted London Interbank Offered Rate applicable to such Euro-Dollar Loan or (y) the rate which would be applicable for such day to such Advance if it had been made as Base Rate Loan.

                  (c) The Applicable Margin for any Euro-Dollar Loan for any day shall be the rate per annum set forth below as determined to be applicable based on the applicable ratio of Consolidated Funded Debt to EBITDA:

                  (i) if the ratio of Consolidated Funded Debt to EBITDA is greater than or equal to 4.00 to 1.00, then the Applicable Margin for Euro-Dollar Loans shall be 3.00% per annum;

                  (ii) if the ratio of Consolidated Funded Debt to EBITDA is less than 4.00 to 1.00 but greater than 3.00 to 1.00, then the Applicable Margin for Euro-Dollar Loans shall be 2.75% per annum;

                  (iii) if the ratio of Consolidated Funded Debt to EBITDA is less than 3.00 to 1.00 but greater than 2.00 to 1.00, then the Applicable Margin for Euro-Dollar Loans shall be 2.50% per annum; and

                  (iv) if the ratio of Consolidated Funded Debt to EBITDA is less than or equal to 2.00 to 1.00, then the Applicable Margin for Euro-Dollar Loans shall be 2.25% per annum.

                  The Applicable Margin for Euro-Dollar Loans shall be determined and adjusted quarterly on the date (each a "Rate Determination Date") five (5) Domestic Business Days after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 6.01(a),
(b) and (c), as appropriate; provided that (A) the initial Applicable Margin for Euro-Dollar Loans shall be three percent (3.00%) and shall remain in effect until the first Rate Determination Date to occur after the Closing Date, and
(B) in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Bank by the date required by Sections 6.01(a), (b) and (c), as appropriate, the Applicable Margin shall be three percent (3.00%) until such time as such an appropriate compliance certificate and related financial statements and information are delivered, whereupon the Applicable Margin shall be adjusted based on the information contained in such compliance certificate and related financial statements and information. Each Applicable Margin shall be effective from a Rate Determination Date until the next such Rate Determination Date, and shall be effective as to existing Advances as well as new Advances made thereafter.

                  (d) Notwithstanding anything herein to the contrary, if one or more Facility A Commitment Reduction Dates are scheduled to occur during an Interest Period in which the Facility A Advances are Euro-Dollar Loans other than on the last day of such Interest Period, then during such Interest Period a portion of the outstanding balance of the Facility A Advances which is equal to the aggregate amount of the principal payment due under the Facility A Commitment on such Facility A Commitment Reduction Dates shall be Base Rate Loans, and only the remaining portion of the outstanding principal of the Advances under the Facility A Commitment shall constitute Euro-Dollar Loans.

                  SECTION II.7. Commitment Fee. From and after the date hereof up to and including the Facility B Termination Date, the Borrower shall pay to the Bank a commitment fee at the Commitment Fee Rate (calculated from the date hereof on the basis of a year of 360 days and payable for the actual number of days elapsed) on the average daily balance of the Unused Commitment (the "Commitment Fee"). The Commitment Fee shall be payable by the Borrower quarterly in arrears on each Commitment Fee Payment Date and on the Facility B Termination Date, provided that should the Facility B Commitment be terminated at any time prior to the Facility B Termination Date (whether by termination of the Facility B Commitment as provided in Section 2.08 or Section 2.09, refinancing of the Advances or otherwise), the entire accrued and unpaid Commitment Fee shall be paid on the date of such termination.

                  SECTION II.8. Optional Termination or Reduction of Facility B Commitment. The Borrower may, upon at least three Domestic Business Days' notice to the Bank, terminate the Facility B Commitment at any time, or reduce the Facility B Commitment from time to time by an aggregate minimum amount of at least $500,000.00 or an integral multiple of $100,000.00 in excess thereof. If the Facility B Commitment is so reduced, such reduction shall be accounted for in determining the fees due under Section 2.07. If the Facility B Commitment is so terminated in its entirety, all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination. A notice of reduction or termination of the Facility B Commitment hereunder, once given, shall not thereafter be revocable by the Borrower.

                  SECTION II.9. Mandatory Reduction and Termination of Commitments.

                  (a) The Facility A Commitment shall terminate and the unpaid principal balance and all accrued and unpaid interest on the Facility A Note will be due and payable upon the first of the following dates or events to occur: (i) acceleration of the maturity of the Facility A Note in accordance with the remedies contained in Section 7.02; or (ii) the Facility A Maturity Date.

                  (b) The amount of the Facility A Commitment shall be reduced on each Facility A Commitment Reduction Date by an amount equal to $250,000.00.

                  (c) The Facility B Commitment shall terminate and the unpaid principal balance and all accrued and unpaid interest on the Facility B Note will be payable upon the first of the following dates or events to occur:
(i) acceleration of the maturity of the Facility B Note in accordance with the remedies contained in Section 7.02; or (ii) upon the expiration of the Facility B Commitment on the Facility B Termination Date.

                  (d) The amount of the Facility B Commitment shall be reduced on the Facility B Commitment Reduction Date by an amount equal to $1,000,000.00.

                  SECTION II.10. Optional Prepayments. (a) The Borrower may, upon at least one Domestic Business Days' notice to the Bank, prepay any Base Rate Borrowing in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

                  (b) Except as provided in Section 3.05, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the maturity thereof.

                  (c) A notice of prepayment pursuant to this Section, once given, shall not thereafter be revocable by the Borrower.

                  SECTION II.11. Mandatory Prepayments. On each date on which the Commitments are reduced or terminated pursuant to Section 2.08 and 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Advances, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the outstanding Advances does not exceed the aggregate amount of the respective Commitments as then reduced. Each such mandatory prepayment shall be applied to reduce the Facility A Commitment or the Facility B Commitment, as the case may be, on the applicable Facility A Commitment Reduction Date or the Facility B Commitment Reduction Date or on the date on which either of the Facility A Commitment or the Facility B Commitment is terminated, as applicable.

                  SECTION II.12. General Provisions Concerning Payments. (a) All payments of principal of, or interest on, the Notes, and of the Commitment Fee, shall be made in Federal or other funds immediately available to the Bank at its office in Charlotte, North Carolina not later than 11:00 a.m., Charlotte, North Carolina time. Funds received after 11:00 a.m. shall be deemed to have been paid on the next following Domestic Business Day.

                  (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of the Commitment Fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar

Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  SECTION II.13. Computation of Interest and Fees. Interest on Base Rate Loans and Euro-Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, in the case of Base Rate Loans as provided in the Loan Access Agreement and in the case of Euro-Dollar Loans, as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Commitment fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

               ARTICLE III. CHANGE IN CIRCUMSTANCES; COMPENSATION

                  SECTION III.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                  (a) the Bank determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

                  (b) the Bank determines that the Interbank Offered Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of funding Euro-Dollar Loans for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make or maintain Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Bank at least two Domestic Business Days before the date of any Borrowing of or the commencement of any Interest Period for Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

                  SECTION III.2. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and the Bank shall so notify the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice pursuant to this paragraph, the Bank shall designate a different Lending Office if able to do so and if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If the Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Advance, the Borrower shall borrow an Advance as a Base Rate Loan in an equal principal amount from the Bank and the Bank shall make such an Advance.

                  SECTION III.3. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

                  (i) shall subject the Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, the Notes or its obligation to make or maintain Euro-Dollar Loans, or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make or maintain Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of the Bank or its Lending Office imposed by the jurisdiction in which the Bank's principal executive office or Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Lending Office); or

                  (iii) shall impose on the Bank (or its Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make or maintain Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or under the Notes with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

                  (b) If the Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations under this Agreement with respect to any Advance to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

                  (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

                  (d) The provisions of this Section shall be applicable with respect to any Participant in, or Assignee or other Transferee of, the obligations of the Borrower hereunder to the Bank, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

                  SECTION III.4. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of the Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 3.01 or Section 3.02, or (ii) the Bank has demanded compensation under Section 3.03, and if in either case the Borrower, by at least one Domestic Business Day's prior notice to the Bank shall have elected that the provisions of this Section shall apply, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                  (a) all Advances which would otherwise be made by the Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans, and

                  (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

                  SECTION III.5. Compensation. Upon the request of the Bank, delivered to the Borrower, the Borrower shall pay to the Bank such amount or amounts as shall compensate the Bank for any loss, cost or expense actually incurred by the Bank as a result of:

                  (a) any optional or mandatory payment or prepayment (pursuant to Section 3.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan; or

                  (b) any failure by the Borrower to prepay a Euro-Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment of or notice of reduction of either Commitment hereunder, as the case may be; or

                  (c) any failure by the Borrower to borrow an Advance as a Euro-Dollar Loan on the date for the Borrowing specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02;

such compensation to include, without limitation, but only to the extent such loss, cost or expense is actually incurred by the Bank, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed, for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by the Bank) the Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

                      ARTICLE IV. CONDITIONS TO BORROWINGS

                  SECTION IV.1. Conditions to First Borrowing. The obligation of the Bank to make an Advance on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 4.02 and the following additional conditions:

                  (a) receipt by the Bank from the Borrower of a duly executed counterpart of this Agreement signed by the Borrower;

                  (b) receipt by the Bank of the duly executed Notes complying with the provisions of Section 2.03;

                  (c) receipt by the Bank of the duly executed Security Agreement, Pledge Agreement and related financing statements in form and substance satisfactory to the Bank;

                  (d) receipt by the Bank of a certificate, dated the date of the first Borrowing, signed by a principal financial officer of the Borrower to the effect that (i) no Default hereunder has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Borrower contained in Article V are true on and as of the date of the first Borrowing hereunder;

                  (e) receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Borrower's Certificate of Incorporation, (ii) the Borrower's Bylaws, (iii) a certificate of the Secretary of State (or other appropriate office) of the jurisdiction of the Borrower's incorporation as to the good standing of the Borrower as a corporation of such jurisdiction, and
         (iv) the action taken by the Board of Directors of the Borrower authorizing the Borrower's execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower is a party;

                  (f) receipt by the Bank of an opinion of counsel of Alston & Bird LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto, and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request; and

                  (g) all indebtedness of the Borrower to the Bank under the 1998 Credit Agreement shall have been repaid in full (or shall be repaid in full with proceeds from the initial Advances hereunder).

                  SECTION IV.2. Conditions to All Borrowings. The obligation of the Bank to make an Advance on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

                  (a) receipt by the Bank of Notice of Borrowing if required by Section 2.02;

                  (b) the fact that, immediately after such Borrowing, no Default shall have occurred and be continuing;

                  (c) the fact that the representations and warranties of the Borrower contained in Article V shall be true on and as of the date of such Borrowing; and

                  (d) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Advances under the respective Commitments will not exceed the amount of the respective Commitments.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(b), (c) and (d) of this Section; provided that such Borrowing shall not be deemed to be such a representation and warranty to the effect set forth in
Section 5.04(b) as to any material adverse change which has theretofore been disclosed in writing by the Borrower to the Bank if the aggregate outstanding principal amount of the Advances immediately after such Borrowing will not exceed the aggregate outstanding principal amount of Advances immediately before such Borrowing.

                ARTICLE V. REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants that:

                  SECTION V.1. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  SECTION V.2. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except for Permitted Encumbrances.

                  SECTION V.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

                  SECTION V.4. Financial Information. (a) The consolidating and consolidated balance sheet of Bull Run and its Consolidated Subsidiaries as of December 31, 1997 and the related consolidating and consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on (in the case of the consolidated balance sheet and consolidated statements of income, shareholders' equity and cash flows only) by Ernst & Young LLP, copies of which have been delivered to the Bank, and the unaudited consolidating and consolidated financial statements of Bull Run and its Consolidated Subsidiaries for the interim period ended September 30, 1998, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidating and consolidated financial position of Bull Run and its Consolidated Subsidiaries as of such dates and their consolidating results of operations and cash flows for such periods stated.

                  (b) Since September 30, 1998 there has been no material adverse change in the business, financial position, results of operations or prospects of Bull Run and its Consolidated Subsidiaries.

                  SECTION V.5. Litigation. Except as disclosed on Schedule 5.05 hereto, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting Bull Run, the Borrower or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the business, consolidated financial position or consolidated results of operations of Bull Run, the Borrower and their respective Consolidated Subsidiaries, or which in any manner draws into question the validity of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Loan Documents.

                  SECTION V.6. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

                  (b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

                  SECTION V.7. Taxes. There have been filed on behalf of Bull Run, the Borrower and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower have been paid except for those which are in good faith being contested by such Person and for which adequate reserves have been provided in accordance with GAAP. The charges, accruals and reserves on the books of Bull Run, the Borrower and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of Bull Run, the Borrower and their respective Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 1997.

                  SECTION V.8. Subsidiaries. Each of Bull Run's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a material adverse effect on such Subsidiaries, taken as a whole.

                  SECTION V.9. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION V.10. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except for Permitted Encumbrances.

                  SECTION V.11. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which will be materially adverse to the business, operations, property or financial or other condition of the Borrower and its Consolidated Subsidiaries, or which will materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents. No Default has occurred and is continuing (except for the Defaults existing on the date of this Agreement described in Section 7.01(f)).

                  SECTION V.12. Full Disclosure. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of the Borrower and its Consolidated Subsidiaries or the ability of the Borrower to perform its obligations under this Agreement.

                  SECTION V.13. Environmental Matters. (a) Neither the Borrower nor any Subsidiary of the Borrower is subject to any Environmental Liability which is likely to have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower or any of its Subsidiaries and neither the Borrower nor any of its Subsidiaries has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties have been identified on any current or proposed (i) National Priorities List under 40 C.F.R. ss. 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                  (b) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, managed at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, generated, stored, disposed of, and managed in the ordinary course of business in compliance with all applicable Environmental Requirements.

                  (c) The Borrower and each of its Subsidiaries has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's and each of its Subsidiary's and Affiliate's respective businesses except, in either case, where the failure to procure such Environmental Authorizations or to be in compliance with such Environmental Requirements could not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

                  SECTION V.14. Compliance with Laws. The Borrower and each Subsidiary of the Borrower is in compliance with all applicable laws, except where any failure to comply with any such laws could not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower or any of its Subsidiaries, taken as a whole.

                             ARTICLE VI. COVENANTS

                  The Borrower agrees that, so long as the Commitments are in effect hereunder or any amount payable under this Agreement remains unpaid:

                  SECTION VI.1. Information. The Borrower will deliver or cause to be delivered to the Bank:

                  (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidating and consolidated balance sheet of Bull Run and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidating and consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, and in the case of the consolidated balance sheet and consolidated statements of income, shareholders' equity and cash flows certified by Ernst & Young LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to Bank, and in the case of the consolidating balance sheet and the consolidating statements of income, shareholders' equity and cash flows certified by the chief financial officer or the chief accounting officer of Bull Run or the Borrower as to fairness of presentation, GAAP and consistency.

                  (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a consolidating and consolidated balance sheet of Bull Run and its Consolidated Subsidiaries as of the end of such quarter and the related consolidating and consolidated statement of income and statement of cash flows for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of Bull Run or the Borrower;

                  (c) as soon as available and in any event within thirty days after the end of each calendar month, a balance sheet of the Borrower as of the end of such month and the related statement of income and statement of cash flows for such month and for the portion of the fiscal year ended at the end of such month, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower.

                  (d) simultaneously with the delivery of each set of financial statements referred to in clauses (a), (b) and (c) above, a certificate of the chief financial officer or the chief accounting officer of Bull Run or the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of

         Sections 6.03 through 6.07, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (e) within five Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (f) promptly upon the mailing thereof to the shareholders of Bull Run or the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower or Bull Run shall have filed with the Securities and Exchange Commission;

                  (h) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

                  (i) from time to time such additional information regarding the financial position or business of Bull Run, the Borrower and their respective Subsidiaries as the Bank may reasonably request.

                  SECTION VI.2. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Subsidiaries to permit, representatives of the Bank at the Bank's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

                  SECTION VI.3. Ratio of Consolidated Funded Debt to EBITDA.
(a) At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 1999, the ratio of Consolidated Funded Debt to EBITDA will not at any time exceed the following limits:

                  (i) from June 30, 1999 through December 31, 1999, the ratio of Consolidated Funded Debt to EBITDA will not exceed 4.00 to 1.00; and

                  (ii) from January 1, 2000 through December 31, 2000, the ratio of Consolidated Funded Debt to EBITDA will not exceed 2.50 to 1.00.

                  (b) The ratio of Consolidated Funded Debt to EBITDA shall be determined at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 1999, and shall be the ratio of Consolidated Funded Debt as at the end of the applicable Fiscal Quarter to EBITDA for the twelve months then ended.

                  SECTION VI.4. Minimum Stockholders' Equity. Stockholders' Equity will at no time be less than $28,000,000.00 plus the sum of 50% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during any period after December 31, 1998 (taken as one accounting period), calculated monthly beginning January 31, 1999 and monthly thereafter but excluding from such calculations any month in which the Net Income of the Borrower and its Consolidated Subsidiaries is negative.

                  SECTION VI.5. Fixed Charges Coverage. (a) At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 1999, the Fixed Charges Coverage Ratio, as determined in accordance with Section 6.05(b), shall not be less than the following limits:

                  (i) from June 30, 1999 through December 31, 1999, the Fixed Charges Coverage Ratio shall not be less than
                           1.00 to 1.00; and

                  (ii) from January 1, 2000 through December 31, 2000, the Fixed Charges Coverage Ratio shall not be less than
                           2.00 to 1.00.

         (b) The Fixed Charges Coverage Ratio shall be determined at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 1999, and shall be the ratio of Income Available for Fixed Charges for the twelve months then ended to Consolidated Fixed Charges for the twelve months then ended.

                  SECTION VI.6. Investments. The Borrower shall not make Investments in any Person except (a) Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Bank,
(iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition and/or (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Corporation and Aa or the equivalent thereof by Moody's Investors Service, Inc. and (b) other Investments to the extent such Investments do not cause the Borrower to be in violation of any other provision of this Agreement, including, without limitation, Section 6.04.

                  SECTION VI.7. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Encumbrances.

                  SECTION VI.8. Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

                  SECTION VI.9. Dissolution. Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any of its Subsidiaries, except through corporate reorganization to the extent permitted by Section 6.10.

                  SECTION VI.10. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that

                  (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and

                  (b) Subsidiaries of the Borrower may merge with one another.

                  SECTION VI.11. Use of Proceeds. No portion of the proceeds of the Advances will be used by the Borrower (i) in connection with any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

                  SECTION VI.12. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or where the failure to comply could not reasonably be expected to have a material adverse effect on the Borrower or any of its Consolidated Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any of its Subsidiaries, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower will set up reserves satisfactory to the Bank.

                  SECTION VI.13. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

                  SECTION VI.14. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Bank.

                  SECTION VI.15. Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

                  SECTION VI.16. Environmental Notices. The Borrower shall furnish to the Bank prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

                  SECTION VI.17. Environmental Matters. The Borrower will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, generated, stored, disposed or managed in the ordinary course of business in compliance with all applicable Environmental Requirements.

                  SECTION VI.18. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

                  SECTION 6.19. Debt. The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, incur, borrow, assume or suffer to exist any Debt other than Debt outstanding under this Agreement and other Debt outstanding on the date of this Agreement and reflected in the financial statements referenced in Section 5.04 (but not increases of any such other Debt outstanding on the date of this Agreement).

                  SECTION 6.20. Collateral Maintenance. The Obligations are secured by personal property described in the Security Agreement and certain investment securities described in the Pledge Agreement. The Borrower agrees that the Borrower will at all times maintain collateral in which the Bank shall have a first priority perfected security interest having an aggregate value (as determined quarterly based on the value reflected for such collateral in the financial statements furnished to the Bank pursuant to Section 6.01(a) and (b)) at least equal to the aggregate amount of the Obligations at the time of determination; provided that in determining the value of collateral pledged to the Bank to secure the Obligations as provided in this Section, the investment securities pledged to the Bank pursuant to the Pledge Agreement shall be excluded.

                  SECTION 6.21 Interest Rate Protection. The Borrower shall enter into on or before the Closing Date and maintain so long as any Obligations under the Facility A Commitment remain outstanding an interest rate protection agreement or other interest rate hedge or arrangement in form and substance satisfactory to the Bank fixing the interest rate on Advances under the Facility A Commitment. The Bank acknowledges that the International Swap Dealers Association Master Agreement and related documentation dated January 15, 1998 executed by the Borrower and the Bank satisfy the requirements of this Section so long as such documentation remains in effect.

                  SECTION 6.22 Interest Coverage. (a) At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 1999, the Interest Coverage Ratio, as determined in accordance with Section 6.22(b), shall not be less than the following limits:

                  (i) at March 31, 1999, the Interest Coverage Ratio shall not be less than 1.60 to 1.00;

                  (ii) from June 30, 1999 through December 31, 1999, the Interest Coverage Ratio shall not be less than 1.85 to 1.00; and

                  (iii) from January 1, 2000 through December 31, 2000, the Interest Coverage Ratio shall not be less than 2.75 to 1.00.

         (b) The Interest Coverage Ratio shall be determined at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 1999, and shall be the ratio of EBITDA for the twelve months then ended to Consolidated Interest Expense for the twelve months then ended.

                             ARTICLE VII. DEFAULTS

                  SECTION VII.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default by the Borrower under this Agreement:

                  (a) the Borrower shall fail to pay when due any principal of any Advance or shall fail to pay any interest on any Advance within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

                  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 6.03 through 6.11, inclusive; or

                  (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which a responsible officer of the Borrower has knowledge of such failure, or (ii) written notice thereof has been given to the Borrower by the Bank; or

                  (d) any representation, warranty, certification or statement made by the Borrower in Article V or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

                  (e) Bull Run shall fail to make any payment in respect of any Debt outstanding in the aggregate in excess of $500,000 when due or within any applicable grace period or the Borrower or any Subsidiary of Bull Run or the Borrower shall fail to make any payment in respect of any Debt outstanding (other than the Notes) in the aggregate in excess of $250,000 when due or within any applicable grace period; or

                  (f) (i) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of Bull Run in the aggregate in excess of $500,000 or of Debt of the Borrower or any Subsidiary of Bull Run or the Borrower in the aggregate in excess of $250,000 or the purchase of such Debt in the aggregate in excess of $500,000 by Bull Run (or its designees) prior to the scheduled maturity thereof, or the purchase of such Debt in the aggregate in excess of $250,000 by the Borrower (or its designee) or such Subsidiary of Bull

         Run (or its designee) or such Subsidiary of the Borrower (or its designee) prior to the scheduled maturity thereof or (ii) enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity of Debt in the aggregate in excess of $500,000 or require the purchase thereof by Bull Run (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity of Debt in the aggregate in excess of $250,000 or require the purchase thereof by the Borrower (or its designee) or such Subsidiary of Bull Run (or its designee) or such subsidiary of the Borrower (or its designee) prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; provided, however, that if the holder of any such Debt shall have waived its right to accelerate the maturity of such Debt or require the purchase of such Debt prior to its scheduled maturity and the Bank shall not have declared the Notes to be due and payable pursuant to Section 7.02, Bank shall be deemed to have waived any Event of Default (and its right to declare an Event of Default) arising by reason of this subsection (ii).

                  (g) Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                  (h) an involuntary case or other proceeding shall be commenced against Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

                  (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                  (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $250,000.00 (exclusive of any amounts covered by insurance as to which the insurance carrier is not disputing its obligations with respect to such insurance) shall be rendered against the Borrower or any Subsidiary of the Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                  (k) a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 60 days after the date of filing; or

                  (l) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of Bull Run or the Borrower; or (ii) as of any date a majority of the Board of Directors of Bull Run or the Borrower consists of individuals who were not either (A) directors of Bull Run or the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of Bull Run or the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of Bull Run or the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

                  SECTION 7.02. Remedies on Default. Upon the occurrence of an Event of Default, the Bank may, by notice to the Borrower, terminate the Commitments which shall thereupon terminate, and by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes and all outstanding Advances shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Commitments shall thereupon terminate and the Notes and all outstanding Advances (together with accrued interest thereon) and fees shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                  SECTION 7.03. Security Interest; Offset. In addition to, and not in limitation of, all rights of offset that the Bank or other holder of either Note may have under applicable law, the Borrower hereby grants to the Bank, and to each Participant, Assignee or other Transferee, as security for the full and punctual payment and performance of the obligations to pay to the Bank the principal of and interest on the Advances and other amounts due hereunder, a continuing lien on and security interest in all deposits and other sums credited by or due from the Bank (or such Participant, Assignee or other Transferee) to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, the Bank (and each such Assignee and, to the extent permitted by applicable law, each such Participant and other Transferee) may, at any time after the occurrence of an Event of Default and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against the amounts owing under this Agreement and the Notes, whether or not any other Person or Persons could also withdraw money therefrom.

                          ARTICLE VIII. MISCELLANEOUS

                  SECTION VIII.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

                           (a)   If to the Borrower:

                                 Datasouth Computer Corporation
                                 P. O. Box 240947
                                 Charlotte, North Carolina 28224
                                 Attention:  Frederick J. Erickson
                                 Fax number: (704) 525-1301

                           (b)   If to the Bank:

                                 Wachovia Bank, N.A.
                                 P. O. Box 31608
                                 Charlotte, North Carolina 28231-6071
                                 Attention:  Christopher L. Fincher
                                 Fax number: (704) 378-5035

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II or Article III shall not be effective until received.

                  SECTION VIII.2. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Notes shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION VIII.3. Expenses; Documentary Taxes. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including fees and disbursements of counsel for the Bank, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or any amendment hereof or any actual or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

                  (b) The Borrower shall indemnify the Bank and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by the Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Bank to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

                  SECTION VIII.4. Amendments and Waivers. Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

                  SECTION VIII.5. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

                  (b) The Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Advance, the Notes, the Commitments hereunder or any other interest of the Bank hereunder. In the event of any such sale by the Bank of a participating interest to a Participant, the Bank's obligations under this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the holder of the Notes for all purposes under this Agreement, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. In no event shall the Bank be obligated to the Participant to take or refrain from taking any action hereunder except that the Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) the change of the principal of the related Advance or Advances, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Advances, or (vi) the release of any guaranty given to support payment of the Advances. The Bank shall, within ten Domestic Business Days after selling a participating interest in any Advance, the Notes, the Commitments or other interest under this Agreement, provide the Borrower with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article III and Section 7.03 with respect to its participation in Advances outstanding from time to time.

                  (c) The Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and one or both Notes, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit C executed by such Assignee, the Bank and the Borrower; provided that (i) no interest may be sold by the Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the respective Commitment, and (ii) no interest may be sold by the Bank pursuant to this paragraph (c) to any Assignee which is not an Affiliate of the Bank without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Upon (A) execution of the Assignment and Acceptance by the Bank, such Assignee, and the Borrower,
(B) delivery of an executed copy of the Assignment and Acceptance to the Borrower, and (C) payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower or the Bank shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note or Notes are issued to such Assignee.

                  (d) Subject to the provisions of Section 8.06, the Borrower authorizes the Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial information in the Bank's possession concerning the Borrower which has been delivered to the Bank by the Borrower pursuant to this Agreement or which has been delivered to the Bank by the Borrower in connection with the Bank's credit evaluation prior to entering into this Agreement.

                  (e) No Transferee shall be entitled to receive any greater payment under Section 3.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 3.02 or 3.03 requiring the Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                  (f) Anything in this Section 8.05 to the contrary notwithstanding, the Bank may assign and pledge all or any portion of the loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loan and/or obligations made by the Borrower to the Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loan and/or obligations to the extent of such payment. No such assignment shall release the Bank from its obligations hereunder.

                  SECTION VIII.6. Confidentiality. The Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from any one other than persons employed or retained by the Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Advances; provided, however, that nothing herein shall prevent the Bank from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Bank or their respective Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vi) to the Bank's legal counsel and independent auditors and (vii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section.

                  SECTION VIII.7. Interest Limitation. Notwithstanding any other term of this Agreement, the Notes or any other Loan Document, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under the Notes by the Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount or interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. ss.85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, the Notes or any other Loan Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

                  SECTION VIII.8. Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the law of the State of North Carolina. This Agreement and the Notes are intended to be effective as instruments executed under seal.

                  SECTION VIII.9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  SECTION VIII.10. Consent to Jurisdiction. The Borrower (a) submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 8.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Bank from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

                  SECTION VIII.11. Severability. If any provisions of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

                  SECTION VIII.12. Captions. Captions in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of the provisions hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the year and day first above written.

                                             BORROWER:

                                             DATASOUTH COMPUTER CORPORATION
ATTEST:

/s/ K. NICK WALLER

                                             By:     /s/ FREDERICK J. ERICKSON
                                                     ---------------------------------------
         Assistant Secretary                 Title:  Executive VP - Finance & Administration
                                                     ---------------------------------------

         [CORPORATE SEAL]
                                             BANK:

Lending Office                      WACHOVIA BANK, N.A.


Wachovia Bank, N.A.
P. O. Box 31608
Charlotte, North Carolina 28231-6071         By:     /s/ CHRISTOPHER L. FINCHER
                                                     ----------------------------------------
                                             Title:  Senior Vice President
                                                     ----------------------------------------